Exhibit 99.1

Avocent Corporation Announces Departure of Executive Vice President Dave Perry

HUNTSVILLE, Ala.--(BUSINESS WIRE)--January 15, 2009--Avocent Corporation (NASDAQ: AVCT) announced today that Dave Perry will be leaving his post as Executive Vice President and General Manager of the Company’s Management Systems business unit, effective February 13, 2009.

“We appreciate Dave’s many years of service at Avocent,” stated Mike Borman, CEO of Avocent Corporation. “Dave joined Avocent in 1998 and has served in a number of senior management positions within the company. He was named Executive Vice President and General Manager of our Management Systems Division, our largest business unit, in 2006. We are grateful for his role in guiding our Management Systems business unit to our leadership position in the industry and wish him well in the future.

“Avocent is a tremendous company and I have thoroughly enjoyed being part of its legacy of growth, profitability and market leadership – and I will especially miss the many great people here,” stated Mr. Perry. “However, after ten years, I look forward to pursuing a career opportunity with a privately-held organization in Austin, Texas.”

“Following Dave’s departure from Avocent, I will be taking a more active role with our Management Systems business unit during the transition period. In addition, we continue to have a very strong management team at all levels within the Company. I look forward to working with the Avocent team in executing our strategic growth plans and building long term shareholder value,” concluded Mr. Borman.

About Avocent Corporation

Avocent delivers IT operations management solutions that reduce operating costs, simplify management and increase the availability of critical IT environments 24/7 via integrated, centralized software. Additional information is available at www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the future management of the Company’s Management Systems business unit and the achievement of the Company’s strategic growth plans. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2008. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

CONTACT:
Avocent Corporation
Edward H. Blankenship
Senior Vice President of Finance and Chief Financial Officer
256-217-1301
or
Robert Jackson
Director of Investor Relations
256-261-6482